As filed with the Securities and Exchange Commission on April 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE DUN & BRADSTREET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	22-3725387
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

103 JFK Parkway, Short Hills, New Jersey 07078

(973) 921-5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christie A. Hill, Esq.

Chief Legal Officer

103 JFK Parkway

Short Hills, New Jersey 07078

(973) 921-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert C. Treuhold Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000	William G. Farrar Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b¬2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities	(1)	(1)	(1)	(1)

(1)	An unspecified aggregate initial offering price or number of debt securities is being registered as may from time to time be offered at unspecified prices. In accordance with Rule 456(b) and Rule 457(r), the registrant is deferring payment of all of the registration fee.

Prospectus

THE DUN & BRADSTREET CORPORATION

Debt Securities

We may offer from time to time debt securities, in amounts, on terms and at prices that will be determined at the times they are offered for sale. These terms and prices will be described in more detail in a supplement to this prospectus, which will be distributed at the time the debt securities are offered.

You should read this prospectus and any prospectus supplement carefully before you invest.

This prospectus may not be used to sell any debt securities unless it is accompanied by a prospectus supplement.

Neither the Securities Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated April 30, 2015.

About this prospectus

We have not authorized anyone to provide you with information or to make any representation other than contained in this prospectus or any prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document may only be used where it is legal to sell these debt securities. The information in this prospectus, any prospectus supplement or any document incorporated by reference may not be accurate as of any date other than the date of the document in which it is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a debt security.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Each time we sell or issue debt securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering of debt securities and the specific manner in which they may be offered. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. The prospectus supplement may also contain information about any material federal income tax considerations relating to the debt securities described in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information.” This prospectus may not be used to sell our debt securities unless it is accompanied by a prospectus supplement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the debt securities offered under this prospectus. That registration statement can be read at the SEC’s web site (www.sec.gov) or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

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Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at http:// www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be inspected at the offices of the New York Stock Exchange, which are currently located at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and all information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future documents that are deemed “filed” with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (but not including any documents or portions of documents that are furnished under applicable SEC rules, rather than filed) from the date of this prospectus until the termination of the offering of debt securities described in this prospectus or the expiration of the registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015;

•	our Proxy Statement on Schedule 14A filed with the SEC on March 25, 2015; and

•	our Current Report on Form 8-K filed with the SEC, not including such portions that have been furnished, on April 27, 2015.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website, http://www.dnb.com, as soon as reasonably practicable after they are filed with, or furnished to, the SEC. We have included our website address as an inactive textual reference only. The contents of the website are not incorporated by reference into this prospectus. You may request a copy of any report or document incorporated by reference in the prospectus but not delivered with the prospectus at no cost by writing or telephoning us at the following address:

The Dun & Bradstreet Corporation

103 JFK Parkway

Short Hills, New Jersey 07078

Attention: Corporate Secretary

Telephone: (973) 921-5500

Exhibits to the filings will not be sent unless these exhibits have been specifically incorporated by reference in this prospectus.

We have not authorized anyone to provide you with information or to make any representation other than contained in this prospectus or any prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

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Use of proceeds

Unless we specify otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes.

Ratio of earnings to fixed charges

Set forth below is information concerning our ratio of earnings to fixed charges. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make required interest payments on our debt.

For these ratios, “earnings” have been calculated by adding fixed charges to Income before Provision for Income Taxes. Fixed charges are the sum of interest expenses and the portion of rental payments on operating leases estimated to represent an interest component.

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	7.6x	8.8x	8.7x	8.8x	8.0x

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Debt securities

We may from time to time offer to sell, in one or more offerings, our debt securities. We will set forth a description of debt securities that may be offered under this prospectus in a prospectus supplement or other offering materials.

The terms of the offering of debt securities, including the initial offering price and the net proceeds to us and whether the debt securities will be senior or subordinated, will be contained in the prospectus supplement or other offering material relating to such offering. The prospectus supplement or any other offering material may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement or other offering material before you invest in our debt securities.

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Plan of distribution

The debt securities may be sold to or through underwriters, through dealers or agents or through a combination of these methods. If an offering of the debt securities involves any underwriters, dealers or agents, then the prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements with those underwriters, dealers or agents.

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Legal matters

The validity of the debt securities will be passed upon for us by Shearman & Sterling LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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PART II: Information not required in prospectus

Item 14.	Other expenses of issuance and distribution.

The estimated expenses, other than underwriting discounts and commissions, payable by the registrant in connection with each offering of debt securities under this registration statement are as follows:

SEC registration fee		$(1)
Trustee fees and expenses	13,000
Legal fees and expenses	175,000
Accounting fees and expenses	100,000
Printing and engraving expenses	55,000
Rating agency fees		(2)
Total	$343,000	(3)

(1)	Deferred in accordance with Rules 456(b) and 457(r).
(2)	Rating agency fees are calculated in part based on the amount of debt securities offered and, accordingly, cannot be estimated at this time.
(3)	Does not include SEC registration fee or rating agency fees.

Item 15.	Indemnification of directors and officers.

The Company’s Restated Certificate of Incorporation provides that the Company shall indemnify any of its present or former directors and officers and promptly pay expenses incurred by them to the fullest extent permitted by Delaware law.

The Company has entered into indemnification agreements with each of its directors and senior officers. The indemnification agreements provide, among other things, that the Company shall indemnify its directors and such officers to the fullest extent permitted by Delaware law and advance to its directors and such officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company shall also indemnify and advance all expenses incurred by its directors and such officers seeking to enforce their rights under the indemnification agreements and may cover its directors and such officers under its directors’ and officers’ liability insurance. These agreements are in addition to the Company’s indemnification obligations under its Restated Certificate of Incorporation.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that the Delaware General Corporation Law restricts indemnification to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such an action or suit and then, where the person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that the person is fairly and reasonably entitled to such indemnity, and then only for such expenses as the court shall deem proper.

The Delaware General Corporation Law also permits a Delaware corporation to limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit. The Company’s Restated Certificate of Incorporation provides for the limitation of the personal liability of the directors of the Company for monetary damages for breach of fiduciary duty to the fullest extent permitted under the Delaware General Corporation Law. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence, subject to only very limited exceptions.

For information concerning the Company’s undertaking to submit to adjudication of the issue of indemnification for violation of the securities laws, see Item 17 hereof.

The Company maintains insurance, at its expense, to protect any director or officer of the Company against certain expenses, liabilities or losses.

Item 16.	Exhibits.

The exhibits to this registration statement are listed on the Index to Exhibits to this registration statement, which Index to Exhibits is hereby incorporated by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of debt securities offered (if the total dollar value of debt securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the debt securities offered therein, and the offering of such debt securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the debt securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of debt securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the debt securities in the registration statement to which that prospectus relates, and the offering of such debt securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the debt securities: the undersigned registrant undertakes that in a primary offering of debt securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the debt securities to the purchaser, if the debt securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such debt securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its debt securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the debt securities offered herein, and the offering of such debt securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the debt securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of Short Hills, State of New Jersey, on April 30, 2015.

THE DUN & BRADSTREET CORPORATION (REGISTRANT)

By:	/s/ Robert P. Carrigan
Robert P. Carrigan
President and Chief Executive Officer

Power of attorney

Each person whose signature appears below hereby severally and individually constitutes and appoints Robert P. Carrigan, Richard H. Veldran and Christie A. Hill, each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this registration statement on Form S-3 and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act which relates to this registration statement, and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments. This Power of Attorney has been signed in the respective capacities and on the respective dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 30, 2015.

Signature	Title

/s/ Robert P. Carrigan	President, Chief Executive Officer and Director
Robert P. Carrigan	(Principal Executive Officer)

/s/ Richard H. Veldran	Chief Financial Officer
Richard H. Veldran	(Principal Financial Officer)

/s/ Anthony Pietrontone Jr.	Principal Accounting Officer and Corporate Controller
Anthony Pietrontone Jr.	(Principal Accounting Officer)

/s/ Christopher J. Coughlin	Chairman of the Board
Christopher J. Coughlin

/s/ Austin A. Adams	Director
Austin A. Adams

/s/ L. Gordon Crovitz	Director
L. Gordon Crovitz

/s/ James N. Fernandez	Director
James N. Fernandez

Signature	Title

/s/ Paul R. Garcia	Director
Paul R. Garcia

/s/ Anastassia Lauterbach	Director
Anastassia Lauterbach

/s/ Thomas J. Manning	Director
Thomas J. Manning

/s/ Sandra E. Peterson	Director
Sandra E. Peterson

/s/ Judith A. Reinsdorf	Director
Judith A. Reinsdorf

Index to Exhibits

Exhibit Number		Description of Exhibits

1.1*	—	Underwriting Agreement

4.1	—	Indenture, dated as of March 14, 2006, between the Dun & Bradstreet Corporation and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, file number 1-15967, filed March 14, 2006)

4.2	—	First Supplemental Indenture, dated as of December 3, 2012, between the Dun & Bradstreet Corporation and The Bank of New York Mellon, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, file number 1-15967, filed December 3, 2012)

4.3	—	Form of Senior Debt Security (incorporated by reference to Exhibit A of Exhibit 4.1 to the Company’s Registration Statement on Form S-3, file number 333-132292, filed March 9, 2006)

4.4	—	Form of Subordinated Indenture, including Form of Subordinated Debt Security

5.1	—	Opinion of Shearman & Sterling LLP

12.1	—	Computation of Ratio of Earnings to Fixed Charges

23.1	—	Consent of Independent Registered Public Accounting Firm

23.2	—	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)

24.1	—	Powers of Attorney (included on signature page)

25.1	—	Statement of Eligibility of Trustee for the senior debt securities

25.2	—	Statement of Eligibility of Trustee for the subordinated debt securities

*	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K.